Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 494-5328 - Fax: (602) 494-5317

FOR IMMEDIATE RELEASE

Investor Relations (602) 494-5328

SOUTHERN COPPER CORPORATION COMPLETED THE MODERNIZATION OF ITS ILO SMELTER.

SOUTHERN PERU FULFILLED ITS OBLIGATIONS UNDER THE PAMA WITHIN THE DEADLINE ESTABLISHED IN THE PAMA

February 1, 2007- Southern Copper Corporation (SCC) (NYSE and LSE: PCU).

Southern Copper Corporation and its Peruvian Branch, Southern Peru announced the commencement of operations of the new copper smelter located in Ilo, Peru.  The Company said that, with the completion of this project, it fulfilled, in a timely manner, its commitments under the Environmental Compliance and Management Program (known by its Spanish acronym, PAMA), which was executed with the Peruvian government on January 31, 1997.  With the modernization of the smelter, the Company increases the recapture of sulfur dioxide from 33% to over 92%, the recapture requirement established in the PAMA.

Completion of all the projects under the PAMA required an approximate investment of $600 million.  The Ilo modernization project is considered the largest environmental project in Peru.  Construction lasted over three years and generated more than 3,500 new jobs, 50% of which were from the Province of Ilo.

The new smelter will maintain production at current levels, processing 1.2 million tons of copper concentrates a year, and will use advanced world technology to avoid gas emissions, which was the principal goal of the modernization project and of the PAMA.

Launching Ceremony

On Wednesday, January 30, 2007, in a ceremony and in the presence of the President of the Moquegua Region, Mr. Jaime Rodriguez Villanueva, the Mayor of the Province of Ilo, Mr. Jorge Mendoza Perez, and the Mayors of the Pacocha District, Mr. Arturo Aragon and of El Agarrobal District, Ms. Elva Valdivia, the Isasmelt furnace of the smelter was started.  With this symbolic act, the modernized smelter started operations using modern technology that meets the highest efficiency standards at world level.

With the completion of the smelter modernization project, Southern Peru expressed its satisfaction for having fulfilled its commitment under the PAMA, having fulfilled its environmental commitment to Peru, and to the population of the city of Ilo.

Advanced Technology

The new copper smelter of Southern Peru uses one of the most modern technologies proven in smelters in Australia, United States, China, and India.

For the fusion process, it utilizes an Isasmelt technology furnace, a stationary vertical furnace 17 meters (55.77 feet) high, with a treatment capacity of 165 tons of copper concentrates per hour.  The smelter also uses two rotary furnaces (RHF) to separate the matte, with 62% copper content, from the slag.

The smelter also has a new Oxygen Plant, with a production capacity of 1,000 tons per day.

In the conversion process, four Peirce Smith Converter furnaces are used to produce copper with 99.3% purity.  This copper product is then sent to the new Anodes Plant, which has two rotary furnaces of 400 tons capacity each and two casting wheels that produce anodes with 99.7% purity.

Finally, the anodes are sent to the Refinery to produce copper cathodes with 99.99% purity, cathodes that are of recognized demand in the international metals market.

New Plant for the Treatment of Gases

The Company has built a new Sulfuric Acid Plant to recapture sulfur dioxide in excess of the 92% recapture requirement established in the PAMA.  The new acid plant has a production capacity of 750,000 tons of acid per year.  Also, the Company has built two storage tanks, with all the proper security requirements, and an Effluents Plant.

Other Facilities

The new smelter includes a new seawater intake system, two desalinization plants to provide water for the process, an electric substation, and a modern system of centralized controls using the most advanced computer technology.

The construction and completion of this modern metallurgical complex, located 17 kilometers (10.6 miles) north of the port of Ilo, is the principal project of the Company’s PAMA.

Capacitation and Work

Another important aspect of the smelter modernization project is the capacitation and training of the smelter personnel with the Company’s own programs and programs of other smelters that use the same technology.  Additionally, with the hiring of provincial, regional and national enterprises providing workers, materials, and services, the Company generated an intense and dynamic movement in the local economy, which benefited commerce, the hotel industry, restaurants, transportation, and other sectors of the local economy.

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.